UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: November 18, 2008

MEXORO MINERALS LTD.
(Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

C. General Retana #706 Col San Felipe Chihuahua, Chih. Mexico	31203
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  + (52) 614 426 5505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Sale of Unregistered Equity Securities

On November 15, 2008, we granted 150,000 stock options to our new Director.  These options will vest in over an eighteen month period.  Each of these options is exercisable at $0.30. On November 15, 2008, we also granted 500,000 shares of common stock to our new President. We issued the options and the common stock in transactions deemed exempt from registration under the Securities Act under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

Item 5.02  Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors

Resignation of Officer and Director       On November 15, 2008, Mario Ayub resigned from his position as President and as a Director of Mexoro Minerals, Ltd. (the “Company”), a Colorado corporation.  Mr. Ayub’s resignation was not due to a disagreement with the Company.

Appointment of Director  On November 15, 2008, the Company’s Directors, Barry Quiroz, and Steven A. Sanders, appointed Manuel Flores to the Board of Directors.  Mr. Flores was granted a stock option of 150,000 shares at a strike price of $0.30 per share vesting over an 18 month period.    Mr. Flores also receives a consulting fee of $1,000 per month from the Company.  No employment or service contract is in place to cover this payment.

Mr. Flores, 58, has thirty years of experience in the mining and construction business; mining operations (underground & open pit), construction projects, feasibility studies, environmental projects. Operation Management, supervision and coordination of special infrastructure and mine projects; Mining, Heap Leach, flotation, dynamic leaching, hydrometallurgy, kiln-calcining, electrical and mechanical maintenance, railroad intermodal and grain terminal facilities, material handling plants, waste water treatment plant and waste to energy projects.

He is currently the General Manager of Mexican Operations for Constellation Copper Corp., a US publicly traded company.  Mr. Flores has held this position since February 2003. Mr. Flores is a graduate of the Colorado School of Mines, Golden Co., USA, Master of Science Program, Minerals Economics, in 1974 and Universidad Autonoma de Chihuahua, graduating first in his class as a Mining and Metallurgist Engineer in 1972.

Appointment of Officer      On November 15, 2008, the Company’s Directors, Manuel Flores and Steven A. Sanders, appointed Barry Quiroz as President of the Company to fill the vacancy created by Mario Ayub’s resignation.

Mr. Quiroz, 46, has served as a director of the Company since February 20, 2008 and, until his appointment as President, as Vice President of Exploration since March 1, 2007. Prior to joining the Company, Mr. Quiroz worked for BHP Billiton for 17 years. In his last position with BHP, he was program leader for BHP-Billiton managing all aspects of exploration business in China, and prior to that, he was the senior project geologist for BHP-Billiton in Australia. He has worked as an exploration geologist, project geologist, project manager and program leader on a variety of projects and mining properties in Mexico, the United States, Canada, Central and South America, Australia, China, Mongolia and Kazakhstan. For over 20 years, Mr. Quiroz has overseen the design, management and execution of numerous mineral exploration programs with expertise in planning, contract negotiations, staff training, construction supervision and data interpretation.

Mr. Quiroz’s expertise includes the structuring and implementation of successful exploration strategies, project reviews, mineral acquisitions and management of local and expatriate exploration teams on a wide variety of cultures. Mr. Quiroz obtained a Masters in Science in the field of Economic Geology from the University of Arizona in Tucson, Arizona, USA and a Bachelors of Science in Geology from the Universidad Autonoma de Chihuahua in Chihuahua, Chihuahua, Mexico. Mr. Quiroz will contribute approximately 60 hours per week (approximately 100% of his time) to the business and operations of Mexoro

The Company has an employment agreement with the newly appointed President from when he was Vice President of Exploration for the Company.  The employment agreement has not changed with the new appointment. Under the employment agreement, Mr. Quiroz receives an annual salary of $110,000 and was granted 150,000 stock options at a 10% discount to market price on the day of acceptance, vesting over a two and a half year period (25,000 shares semi annually) commencing February 19, 2007 and ending August 19, 2009. On November 15, 2008, the Company awarded Mr. Quiroz 500,000 restricted shares of common stock as part of the appointment to the position of President.

The following table sets forth the names of the officers and Directors of the Company after the new appointments.

NAME	POSITION
Manuel Flores	Director

Steven A. Sanders	Director

Barry Quiroz	Director, President

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MEXORO MINERALS, LTD.

By: /s/ Barry Quiroz________ __

Barry Quiroz, President
November 17, 2008